Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Share Incentive Plan of Concord Medical Services Holdings Limited of our reports dated May 1, 2017, with respect to the consolidated financial statements of Concord Medical Services Holdings Limited and the effectiveness of internal control over financial reporting of Concord Medical Services Holdings Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Shenzhen, People’s Republic of China
January 16, 2018